EXHIBIT 99.1

Press Release

Release Date:	November 30, 2018	Contact:	Jack E. Rothkopf
	At 4:30 p.m. EST		Chief Financial Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES FOURTH QUARTER FISCAL YEAR 2018 RESULTS

Philadelphia, Pennsylvania (November 30, 2018) – Prudential Bancorp, Inc. (the “Company”) (Nasdaq:PBIP), the holding company for Prudential Bank (the “Bank”), reported net income of $2.4 million, or $0.27 per diluted share, for the quarter ended September 30, 2018 as compared to net income of $2.1 million, or $0.24 per diluted share, for the same quarter in fiscal 2017. For the fiscal year ended September 30, 2018, the Company recognized net income of $7.1 million, or $0.78 per diluted share as compared to net income of $2.8 million, or $0.32 per diluted share, for fiscal 2017. Both fiscal year periods included significant one-time charges. Fiscal year 2017 results included a one-time $2.7 million pre-tax expense related to the acquisition of Polonia Bancorp, Inc. (“Polonia”) which was completed as of January 1, 2017 as well as a $1.9 million non-cash pre-tax charge-off associated with a large lending relationship. Fiscal year 2018 results reflect the effect of a $1.8 million non-cash charge related to the revaluation of the Company’s deferred tax assets due to the enactment of the Tax Cuts and Jobs Act in December 2017 which significantly reduced the corporate income tax rate applicable to the Company.

Dennis Pollack, President and CEO, commented, “We are pleased to report record yearly earnings for fiscal 2018. We achieved strong core earnings and continued the growth of our interest-earning assets while managing our operating expenses and experiencing an improvement in asset quality.  This earnings milestone is almost double the earnings level of any previous year in the Company’s operating history.  Management remains focused on executing our strategy, growing the Company’s earnings and generating value for our shareholders.”

Highlights for the quarter and year ended September 30, 2018 are as follows:

●	Net income for the three month period ended September 30, 2018 increased $364,000 or 17.6% over the same period in 2017.
●	Core earnings (a non-GAAP measure) increased to $8.8 million for the year ended September 30, 2018 from $5.8 million for the year ended September 30, 2017 (see reconciliation below).
●	Net loans increased $31.6 million to $602.9 million from $571.3 million at September 30, 2017, reflecting growth primarily in the areas of commercial real estate and construction lending.
●	Total deposits increased $148.3 million to $784.3 million from $636.0 million at September 30, 2017.

Net Interest Income:

    For the three months ended September 30, 2018 and 2017 net interest income was essentially flat, amounting to $6.1 million for both periods. The three months ended September 30, 2018 reflected a $1.8 million, or 23.2%, increase in interest income, substantially offset by an increase of $1.7 million, or 105.4%, in interest paid on deposits and borrowings. The slight increase in net interest income between the two periods was primarily due to the increase in the weighted average balance of earning assets combined with the ongoing effects of the shift in emphasis to originating commercial real estate and construction loans, which generally produce higher yields than those obtained on residential loans.  The average balance of interest-earning assets for the three months ending September 30, 2018 increased by $171.9 million, or 20.7% from the comparable quarter in 2017. The yield on interest-earning assets increased by 8 basis points, to 3.78% for the quarter ended September 30, 2018 from the same period in 2017. However, the weighted average cost of borrowings and deposits increased at a greater rate, increasing to 1.50% during the quarter ended September 30, 2018 from 0.90% during the comparable period in 2017. The increase in our cost of funds was primarily the result of the growth of certificates of deposit which were used, in part, to fund our asset growth. The increased cost of such funding reflected the combined effects of the competitiveness of the local market for deposits and the rising rate environment in the current economy.

For the year ended September 30, 2018, net interest income increased to $24.7 million as compared to $21.1 million for fiscal 2017. The increase reflected an $8.5 million, or 32.3%, increase in interest income, partially offset by a $4.9 million increase, or 92.5%, in interest paid on deposits and borrowings. The increase in interest income for the year ended September 30, 2018 was, as it was for the fourth quarter of fiscal 2018, primarily due to the increase in the weighted average balances of earning assets combined with the increasing aggregate balance of commercial and construction loans in the portfolio as well as the rising interest rate environment. The average balance of interest-earning assets increased by $201.8 million, or 28.0% to $ 923.7 million for the year ended September 30, 2018 from $721.9  million for the year ended September 30, 2017.  The yield on interest-earning assets increased by 12 basis points to 3.77% for the year ended September 30, 2018 as compared to 3.65% for fiscal 2017.  The weighted average cost of borrowings and deposits increased to 1.23% during the year ended September 30, 2018 from 0.82% for fiscal year 2017 due to significant growth in the balance of both our certificates of deposit and FHLB borrowings in order to fund our asset growth combined with increases in market rates of interest.

The net interest margin was 2.43% and 2.68%, respectively, for the three months and year ended September 30, 2018, compared to 2.91% and 2.92%, respectively, for the same periods in fiscal 2017. The margin decreases in the 2018 periods reflected in large part the increased cost of deposits in a highly competitive interest rate environment.

Non-Interest Income:

Non-interest income amounted to $533,000 and $2.5 million, respectively, for the three months and year ended September 30, 2018, compared to $699,000 and $2.2 million, respectively, for the comparable periods in fiscal 2017. The increase experienced in fiscal 2108 was primarily attributable to the recognition of $808,000 in gains during the third quarter of fiscal 2018 associated with the unwinding of two cash flow hedges.  The hedges were unwound to lock in the embedded gains of the hedge instruments.  These gains were partially offset by losses incurred on the sale of securities yielding below current market yields in order to better position the securities portfolio in a rising rate environment.  The proceeds from the sales were used to invest in higher yielding loan and investment products.

Non-Interest Expense:

For the three month period ended September 30, 2018, non-interest expense increased $369,000, or 10.3% to $4.0 million primarily due to increased employee expense and write-downs of real estate owned balances. For the year ended September 30, 2018, non-interest expense decreased $927,000, or 5.6% to $15.6 million compared to the prior fiscal year. The primary reason for the higher level of non-interest expense experienced during the year ended September 30, 2017 was the one-time merger-related charge in the 2017 period of approximately $2.5 million, pre-tax, incurred in connection with the completion of the Polonia acquisition in January 2017, partially offset by increases in employee expenses and professional services.

Income Taxes:

For the three-month period ended September 30, 2018, the Company recorded income tax expense of $142,000, compared to $711,000 for the same period in 2017.  For the year ended September 30, 2018, the Company recorded income tax expense of $3.7 million, compared to $941,000 for fiscal 2017. The $3.7 million tax expense for the year ended September 30, 2018 included a one-time non-cash charge of $1.8 million related to a revaluation of the Company’s deferred tax assets due to the Tax Cuts and Jobs Act legislation enacted in 2017 that reduced the statutory income tax rate from 35% to 21%. During fiscal 2018, commencing with the quarter ended December 31, 2017, the Company’s statutory income tax rate was reduced to 24.25% as compared to companies which are calendar year tax reporting companies whose statutory rate decreased to 21% starting January 1, 2018. Effective October 1, 2018, the Company’s statutory tax rate was reduced to 21%. The Company’s tax obligation for the year ended September 30, 2017 was reduced significantly due to the one-time merger-related charge related to the Polonia acquisition and a one-time loan write-down described in the “Asset Quality” section below, both of which were recorded during the three months ended March 31, 2017.

Balance Sheet:

At September 30, 2018, the Company had total assets of $1.1 billion, as compared to $899.5 million at September 30, 2017, an increase of $181.6 million or 20.2%. At September 30, 2018, the investment securities portfolio increased by $126.4 million to $367.6 million as compared to September 30, 2017 primarily as a result of the purchase of investment grade corporate bonds and U.S. government agency mortgage-backed securities.  Net loans receivable increased $31.6 million to $602.9 million at September 30, 2018 from $571.3 million at September 30, 2017.   The increases were primarily in commercial real estate and construction loans.  Cash and cash equivalents increased $20.3 million to $48.2 million.

Total liabilities increased by $189.4 million to $952.8 million at September 30, 2018 from $763.4 million at September 30, 2017. Total deposits increased $148.3 million, consisting primarily of certificates of deposit, which were used to fund asset growth as well as meet short-term liquidity needs. At September 30, 2018, the Company had FHLB advances outstanding of $154.7 million, as compared to $114.3 million at September 30, 2017.  The increase in the level of borrowings was primarily due to match funding of loan originations as well as to funding purchases of investment securities in order to lock in the yield with minimal interest rate risk as part of the Company’s asset/liability management strategy. All of the borrowings had maturities of less than six years.

Total stockholders’ equity decreased by $7.8 million to $128.4 million at September 30, 2018 from $136.2 million at September 30, 2017. The decrease was  primarily due to a reduction in the fair market value of available for sale securities as of September 30, 2018 due to rising market rates. Also contributing to the decrease were dividend payments of $6.3 million consisting of both regular quarterly dividends totaling $0.20 per share for fiscal 2018 as well as special dividends of $0.15 and $0.35 per share declared in the first and fourth quarters, respectively, of fiscal 2018.

Asset Quality:

At September 30, 2018, the Company’s non-performing assets totaled $14.4 million or 1.3% of total assets as compared to $15.6 million or 1.7% of total assets at September 30, 2017.  Non-performing assets at September 30, 2018 included five construction loans aggregating $8.7 million, 32 one-to-four family residential loans aggregating $2.9 million, one single-family residential investment property loan in the amount of $156,000 and five commercial real estate loans aggregating $1.6 million. Non-performing assets at September 30, 2018 also included real estate owned consisting of two single-family residential properties with an aggregate carrying value of $1.0 million. At September 30, 2018, the Company had 10 loans aggregating $6.2 million that were classified as troubled debt restructurings (“TDRs”). Five of such loans aggregating $650,000 were performing in accordance with their restructured terms as of September 30, 2018 and were accruing interest. One TDR is on non-accrual and consists of a $449,000 loan secured by a single-family property. A second TDR is on non-accrual and consists of a $156,000 loan secured by various commercial and residential properties. The three remaining TDRs totaling $4.9 million are also classified as non-accrual and are a part of a borrowing relationship totaling $10.6 million (after taking into account the previously disclosed $1.9 million write-down recognized during the quarter ending March 31, 2017 related to this borrowing relationship).   The primary project of the borrower (the development of a 169-unit townhouse project in Bristol Borough, Pennsylvania) is the subject of litigation between the Bank and the borrower. Subsequent to the commencement of the litigation previously disclosed, the borrower filed for bankruptcy under Chapter 11 (Reorganization) of the federal bankruptcy code in June 2017. The Bank has moved the underlying litigation noted above with the borrower and the Bank from state court to the federal bankruptcy court in which the bankruptcy proceeding is being heard. The state litigation is stayed pending the resolution of the bankruptcy proceedings. As of September 30, 2018, the Company had reviewed $14.0 million of loans for possible impairment compared to $19.7 million reviewed for possible impairment as of September 30, 2017.

The Company recorded a provision for loan losses in the amount of $125,000 and $810,000 for the three months and year ended September 30, 2018, respectively, compared to provisions for loan losses of $410,000 and $3.0 million, respectively, for the same periods in 2017.  The large provision during the year ended September 30, 2017 was primarily due to the $1.9 million non-cash charge-off incurred in the quarter ended March 31, 2017 related to the aforementioned lending relationship which involved the planned development of 169 residential lots. During the three months ended September 30, 2018, the Company recorded no charge offs and recoveries of $2,000. During the year ended September 30, 2018, the Company recorded charge offs of $137,000 and recoveries of $28,000.

The allowance for loan losses totaled $5.2 million, or 0.9% of total loans and 38.6% of total non-performing loans (which included loans acquired from Polonia at their fair value) at September 30, 2018 as compared to $4.5 million, or 0.8% of total loans and 29.0% of total non-performing loans at September 30, 2017. The Company believes that the allowance for loan losses at September 30, 2018 was sufficient to cover all known and inherent losses associated with the loan portfolio at such date.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as nine additional full-service financial centers, seven of which are in Philadelphia, one is in Drexel Hill, Delaware County, and one is in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, or other conditions relating to the Company. These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities; changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of our business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees; and the success of the Company at managing the risks involved in the foregoing.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company’s filings with the SEC, including the “Risk Factors” section in its most Annual Report on Form 10-K for the year ended September 30, 2017, as supplemented by its quarterly or other reports subsequently filed with the SEC.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At September 30,	At September 30,
	2018	2017
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$1,081,170	$899,541
Cash and cash equivalents	48,171	27,903
Investment and mortgage-backed securities:
Held-to-maturity	59,852	61,284
Available-for-sale	306,187	178,402
Loans receivable, net	602,932	571,343
Goodwill and intangible assets	6,673	6,811
Deposits	784,258	635,982
FHLB advances	154,683	114,318
Non-performing loans	13,389	15,393
Non-performing assets	14,415	15,585
Stockholders’ equity	128,409	136,179
Full-service offices	10	11

	At or For the Three Months Ended September 30,		At or For the Year Ended September 30,
	2018	2017	2018	2017
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$9,528	$7,737	$34,851	$26,343
Total interest expense	3,402	1,656	10,137	5,266
Net interest income	6,126	6,081	24,714	21,077
Provision for loan losses	125	410	810	2,990
Net interest income after provision for loan losses	6001	5,671	23,904	18,087
Total non-interest income	533	699	2,500	2,198
Total non-interest expense	3,956	3,587	15,639	16,566
Income before income taxes	2,578	2,783	10,765	3,719
Income tax expense	142	711	3,701	941
Net income	$2,436	$2,072	$7,064	$2,778
Basic earnings per share	$0.27	$0.25	$0.80	$0.33
Diluted earnings per share	$0.27	$0.24	$0.78	$0.32
Dividends paid per common share	$0.40	$0.03	$0.70	$0.12
Tangible book value per share at end of period (1)	$13.55	$14.36	$13.55	$14.36
Common stock outstanding (shares) at end of period	8,987,356	9,008,125	8,987,356	9,008,125

Selected Operating Ratios(2):
Average yield on interest-earning assets	3.78%	3.70%	3.77%	3.65%
Average rate paid on interest-bearing liabilities	1.50%	0.90%	1.23%	0.82%
Average interest rate spread (3)	2.28%	2.81%	2.55%	2.84%
Net interest margin (3)	2.43%	2.91%	2.68%	2.91%
Average interest-earning assets to average interest-bearing liabilities	111.2%	113.21%	111.81%	111.83%
Net interest income after provision for loan losses to non-interest expense	151.69%	158.10%	152.85%	109.18%
Total non-interest expense to total average assets	1.51%	1.62%	1.60%	2.10%
Efficiency ratio(4)	59.41%	52.91%	57.47%	71.18%
Return on average assets	0.93%	0.94%	0.72%	0.35%
Return on average equity	7.79%	6.10%	5.45%	2.16%
Average equity to average total assets	11.94%	15.36%	13.28%	16.31%

	At or for the Three Months Ended September 30,		At or for the Year Ended September 30,
	2018	2017	2018	2017
Asset Quality Ratios
Non-performing loans as a percentage of loans receivable, net(5)	2.22%	2.69%	2.22%	2.69%
Non-performing assets as a percentage of total assets(5)	1.33%	1.73%	1.33%	1.73%
Allowance for loan losses as a percentage of total loans	0.85%	0.78%	0.85%	0.78%
Allowance for loan losses as a percentage of non-performing loans	38.59%	29.01%	38.59%	29.01%
Net charge-offs to average loans receivable	0.00%	0.00%	0.02%	0.37%

Capital Ratios(6)
Tier 1 leverage ratio
Company	12.51%	14.81%	12.51%	14.81%
Bank	11.86%	13.59%	11.86%	13.59%
Tier 1 common risk-based capital ratio
Company	19.74%	23.94%	19.74%	23.94%
Bank	18.73%	21.97%	18.73%	21.97%
Tier 1 risk-based capital ratio
Company	19.74%	23.94%	19.74%	23.94%
Bank	18.73%	21.97%	18.73%	21.97%
Total risk-based capital ratio
Company	20.58%	24.83%	20.58%	24.83%
Bank	19.56%	22.86%	19.56%	22.86%

_____________________________________________

(1)       Non-GAAP measure; see reconciliation below.

(2)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3)
Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)
The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income. Included in non-interest expense for the year ended September 30, 2017 was a $2.7 million (pre-tax) one-time charge relating to merger expenses.

(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6)
Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed-in-lieu of foreclosure. It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings due to being recently restructured and which are initially placed on non-accrual in connection with such restructuring until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status.

(7)	The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company.

Non-GAAP Measures Disclosures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a Company’s financial condition and results of operations and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of net income and core net income (a non-GAAP measure which excludes the effect of the one-time non-cash charge related to the revaluation of the Company’s deferred tax assets, the one-time merger-related expense related to the Polonia acquisition and the one-time non-cash charge-off related to a large lending relationship; management believes many investors desire to evaluate net income without regard to such expenses):

	At or For the Three Months Ended September 30,		At or For the Year Ended September 30,
	2018	2017	2018	2017
	(Dollars in Thousands)

Income before income taxes	$2,578	$2,783	$10,765	$3,719
Income tax expense	142	711	3,701	941
Net income	2,436	2,072	7,064	2,778
One time write-down of deferred tax assets	-	-	1,756	-
One-time merger related costs (net of taxes)	-	(177)	-	1,730
One time charge-off (net of tax)	-	-	-	1,280
Core net income	$2,436	$1,895	$8,820	$5,788

The following table shows the reconciliation of book value and tangible book value (a non-GAAP measure which excludes goodwill and core deposit intangible from total equity as calculated in accordance with GAAP). Until the completion of the Polonia acquisition as of January 1, 2017, the Company’s book value and tangible book value were identical.

	As of September 30, 2018		As of September 30, 2017
(In Thousands, Except Per Share Amounts)
	Book Value	Tangible Book Value	Book Value	Tangible Book Value
Total stockholders’ equity	$128,409	$128,409	$136,179	$136,179
Less intangible assets:
Goodwill	--	6,102	--	6,102
Core deposit intangible	--	571	--	709
Total intangibles	$--	6,673	$--	6,811
Adjusted stockholders’ equity	$128,409	$121,736	$136,179	$129,368
Shares of common stock outstanding	8,987,356	8,987,356	9,008,125	9,008,125
Adjusted book value per share	$14.29	$13.55	$15.12	$14.36